EXHIBIT 10(iii)

DEBT SETTLEMENT AGREEMENT

Agreement made on September 30, 2003 between Shafiq Nazerali, with offices located at General Guisan – Quai 36, CH-8002 Switzerland, referred to as Creditor and Healthbridge, Inc. with offices located at 1818-1177 West Hastings Street, Vancouver, British Columbia V6E 2K3 referred to as Debtor.

SECTION ONE
ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor as the result of loans extended by Creditor in the sum of $99,000, consulting services rendered in the sum of $60,000 and expenses paid by Creditor on behalf of Debtor in the sum of $40,000 prior to December 31, 2002, and expenses paid on behalf of Debtor in the sum of $7,500 prior to September 30, 2003 with the agreement that the repayment or loans, the payment of consulting fees or the repayment of expenses could be made either in cash or in shares of Debtor’s common stock.

SECTION TWO

CONSIDERATION

In consideration of the prior mutual agreements recited in this Agreement, Debtor and Creditor agree as follows:

a.

Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 1,032,500 shares of Debtor’s common stock, valued at $0.20 a share, as consideration for monies owed to Creditor as a result of loans provided, consulting services rendered, expenses paid by Creditor for Debtor.

b.

Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance and delivery of 1,032,500 shares of Debtor’s common stock to Creditor provided for in Section Two (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Vancouver, British Columbia on the date first mentioned above.

Healthbridge, Inc.

/s/ Nora Coccaro

By: Nora Coccaro, President

Shafiq Nazerali

/s/ Shafiq Nazerali

Shafiq Nazerali